Exhibit 4.41

EXECUTION VERSION

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

among

YIXIN GROUP LIMITED 易鑫集团有限公司

BITAUTO HONG KONG LIMITED

PARTIES LISTED ON SCHEDULE 1

PARTIES LISTED ON SCHEDULE 2 and

PARTIES LISTED ON SCHEDULE 3

Dated May 26, 2017

SCHEDULES AND EXHIBITS

SCHEDULE 1 LIST OF SERIES A INVESTORS

SCHEDULE 2 LIST OF SERIES B INVESTORS

SCHEDULE 3 LIST OF SERIES C INVESTORS

EXHIBIT A REGISTRATION RIGHTS

i

THIS SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of May 26, 2017

AMONG:

(1)	YIXIN GROUP LIMITED 易鑫集团有限公司(formerly named as YIXIN CAPITAL LIMITED), a company incorporated under the laws of the Cayman Islands (the “Company”);

(2)	BITAUTO HONG KONG LIMITED, a company incorporated under the Hong Kong laws (“Bitauto”);

(3)	the Persons listed on SCHEDULE 1 hereto (collectively, the “Series A Investors”, and each a “Series A Investor”);

(4)	the Persons listed on SCHEDULE 2 hereto (collectively, the “Series B Investors”, and each a “Series B Investor”); and

(5)	the Persons listed on SCHEDULE 3 hereto (collectively, the “Series C Investors”, and each a “Series C Investor”).

RECITALS:

(A)	The Company, the Series A Investors, the Series B Investors and certain other parties named therein entered into the Amended and Restated Shareholders Agreement dated August 19, 2016 (the “Prior Shareholders Agreement”).

(B)	On the date hereof, the Series C Investors have subscribed for certain Series C Preference Shares (as defined below) in the Company. The shareholding details of the Company on the date hereof are set out in SCHEDULE 4 hereto.

(C)	The Parties desire to amend, restate and supersede the Prior Shareholders Agreement in its entirety, and to accept the rights, obligations and covenants hereof in lieu of their rights, obligations and covenants under the Prior Shareholders Agreement.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Accounting Principles” means, with respect to the Company and its Subsidiaries, the International Financial Reporting Standards as issued by the International Accounting Standards Board, the Generally Accepted Accounting Principles in the United States or the Generally Accepted Accounting Principles in the PRC.

“Act” means the Companies Law (2016 Revision) of the Cayman Islands, as amended, modified or re-enacted from time to time.

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Shareholder.

“Anticorruption Laws” means any applicable laws, regulations or orders relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Group Companies, including but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Articles” means, collectively, the Third Amended and Restated Memorandum and Articles of Association of the Company effective as of the date hereof.

“Baidu” means Baidu (Hong Kong) Limited, a company incorporated under the laws of Hong Kong.

“Board” means the board of Directors of the Company.

“Business” shall have the meaning given to it in the Share Subscription Agreements.

“Business Cooperation Agreement” means the Business Cooperation Agreement, dated May 11, 2017, by and between the Company and the Key Holder.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks located in the Cayman Islands, New York, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning No. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“CEO” means the chief executive officer of the Company.

“Company Representative” means any of the Company, any other Group Company, or any director, officer, agent, employee, representative, consultant, or any other Person acting for or on behalf of the foregoing (individually and collectively).

“Competitor” means any Person or Affiliates of any such Person whose primary business is in direct competition with the Business.

“Contribution Agreement” means the Contribution Agreement, dated May 11, 2017, by and between the Company and the Key Holder.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting Equity Securities in such other Person. The term “Controlled” or “Controls” has the meaning correlative to the foregoing.

“Control Documents” means, collectively, the agreements made from time to time, which enable the Company to exclusively Control, and consolidate in its financial statements the results of the VIE Entity, entered into between the wholly foreign-owned entity established by the Company in China on the one hand and the VIE Entity or the shareholders of the VIE Entity on the other hand.

“Directors” means the members of the Board (including any duly appointed alternate director).

“Encumbrance” means any mortgage, charge, pledge, lien (other than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ESOP” means the employee stock ownership plan adopted by the Company from time to time.

“Financial Year” means the financial year of the Company, which ends on December 31.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, or (ii) any party official or candidate for political office (other than officials or candidates for party committees or other organizations in any Group Company).

“Governmental Authority” means any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof and any governing body of any securities exchange.

“Governmental Entity” means (i) any national, federal, state, provincial county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, instrumentality, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any political party.

“Group” or “Group Companies” means collectively the Company and its Subsidiaries, and a “Group Company” means any of them.

“IPO” means an initial public offering of Ordinary Shares on an internationally recognized stock exchange.

“Key Employees” means the employees who are listed in SCHEDULE 5.

“Key Holder” means Bitauto Holdings Limited, a company incorporated under the laws of the Cayman Islands.

“JD” means JD Financial Investment Limited, a BVI business company incorporated under the laws of the British Virgin Islands.

“Leading Investors” means Bitauto, Tencent, JD and Baidu and a “Leading Investor” means any of them.

“Nominee Shareholder” means the Person nominated by each of the Leading Investors as a shareholder of the VIE Entity of the Company. The Nominee Shareholder for Bitauto shall initially be Mr. Bin Li, the Nominee Shareholder for Tencent shall initially be 深圳 市腾讯产业投资基金有限公司, and the Nominee Shareholder for JD shall initially be 北京甲盛投资管理有限公司.

“Ordinary Shares” means the ordinary shares, par value $0.0001 each, in the capital of the Company.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person or Persons who subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“PRC” means the People’s Republic of China, but for purposes of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Preferred Shareholders” means the Series A Investors, Series B Investors and Series C Investors, and a “Preferred Shareholder” means any one of them.

“Preference Shares” means the Series A Preference Shares, Series B Preference Shares and Series C Preference Shares.

“Pro Rata Share” means, with respect to any Shareholder, the proportion that is calculated as (i) the number of Shares held by such Shareholder divided by (ii) the aggregate number of Shares held by all Shareholders, in each case on an as converted and non-diluted basis.

“Qualified IPO” means a firm commitment underwritten public offering of Ordinary Shares of the Company or of the listing vehicle (or securities representing such Ordinary Shares) on a Recognized Exchange which meets the following requirements: (a) the offering price per share values the Company at US$5,000,000,000 or more on a fully diluted basis immediately following the completion of such offering and (b) such offering results in gross proceeds of at least US$400,000,000. The term “gross proceeds” used herein means the total amount raised from sale to public shareholders pursuant to an initial public offering, including cornerstone investments, prior to paying any IPO related expenses including without limitation to underwriters’ discounts and fees, legal expenses, auditors’ fees and similar third party expenses. A “Qualified IPO” shall also include an IPO that does not satisfy the foregoing valuation and gross proceeds if the holders of at least 70% of the then issued and outstanding Preference Shares voting as a single class on an as-converted basis, have expressly agreed in writing that such an offering shall be deemed a “Qualified IPO.” The term “consummation of a Qualified IPO” in the context of a Qualified IPO on the Stock Exchange of Hong Kong shall mean the date when the Ordinary Shares of the Company or of the listing vehicle (or securities representing such Ordinary Shares) is listed on such stock exchange. In the event of a Qualified IPO on another exchange, this term shall have the customary meaning applied to such a listing on such applicable exchange.

“Recognized Exchange” means the main board of the Stock Exchange of Hong Kong, NASDAQ, New York Stock Exchange, Shanghai Stock Exchange or Shenzhen Stock Exchange.

“Regulatory Approvals” means all approvals, permissions, authorizations, consents and notifications from any Governmental Authority, regulatory or departmental authority.

“Related Party” means any of following: (a) any shareholder of the Company or the VIE Entity, who beneficially owns more than 5% of the voting securities or ownership interests of the Company or the VIE Entity, as the case may be (each, a “Substantial Shareholder”), (b) any director or executive officer of any Group Company, (c) Mr. Bin Li, (d) the Key Employees and (e) any Person in which any Substantial Shareholder, director or executive officer of any Group Company, Mr. Bin Li, Key Employees or Substantial Shareholder owns more than 5% of the voting securities or ownership interests.

“Related Party Transaction” means a transaction between any Group Company, on the one hand, and any Related Party, on the other hand.

“Relative” of a natural person means any spouse, parent, child, or sibling of such person.

“RMB” means Renminbi, the lawful currency of the People’s Republic of China.

“Restricted Person” means (i) in the case of a Transfer by Shareholders other than Bitauto and the Key Holder, a “Company Restricted Person”, (ii) in the case of a Transfer by Shareholders other than Tencent, a “Tencent Restricted Person”, (iii) in the case of a Transfer by Shareholders other than JD, a “JD Restricted Person”, and (iv) in the case of a Transfer by Shareholders other than Baidu, a “Baidu Restricted Person”, in each case as such persons is agreed from time to time among the Leading Investors and the Company, and in each case to include the Affiliates of the agreed persons.

“Series A Preference Shares” means the Series A preference shares, par value US$0.0001 each, in the capital of the Company.

“Series B Preference Shares” means the Series B preference shares, par value US$0.0001 each, in the capital of the Company.

“Series C Preference Shares” means the Series C preference shares, par value US$0.0001 each, in the capital of the Company.

“Share Subscription Agreements” means the Series C Preference Shares Subscription Agreements by and among the Company and each of the purchasers of the Series C Preference Shares, as amended from time to time.

“Shareholders” means the holders of the Shares of the Company and in the case of any Shareholder that is a natural person shall be deemed to include the estate of such Shareholder and the executor, conservator, committee or other similar legal representative of such Shareholder or such Shareholder’s estate following the death or incapacitation of such Shareholder.

“Shares” means collectively the Ordinary Shares and the Preference Shares.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, a “variable interest entity” Controlled by a Person shall be deemed a Subsidiary of such Person (the “VIE Entity”).

“Tencent” means (i) Dongting Lake Investment Limited, a company incorporated under the laws of the British Virgin Islands, (ii) Morespark Limited, a company incorporated under the laws of Hong Kong, and (iii) Tencent Mobility Limited, a company incorporated under the laws of Hong Kong; provided that, for the purpose of obtaining the consent, approval, authorization or permission (as the case may be) from Tencent under this Agreement, consent, approval, authorization or permission from any of the single entity described in proviso (i), (ii) or (iii) shall be deemed as from Tencent.

“Trade Sale” means any of the following: (a) merger, consolidation, transfer of Shares or other form of restructuring of the Company as a result of which its Shareholders do not retain at least 50% of the voting power and/or economic interests in the Equity Securities of the surviving or resulting company, (b) a transaction in which in excess of 50% of the Company’s voting power and/or economic interests in the Equity Securities are transferred or assigned, or (c) a sale of all or substantially all of the Group Companies’ assets or an exclusive licensing of all or substantially all of the Group Companies’ intellectual property.

“US$” means United States Dollars, the lawful currency of the United States of America.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section
Acceptance Notice	3.4(d)
Agreement	Preamble
Arbitration Notice	13.2
Baidu Director	5.2(a)(iii)
Bitauto	Preamble
Bitauto Directors	5.2(a)(iv)
Breaching Drag-Along Shareholder	3.6(c)
Company	Preamble
Competing Business	7.15(a)
Competitor	7.15(a)
Confidential Information	9.1
Dispute	13.2
Drag-Along Event	3.6(a)
Drag-Along Proxy Holder	3.6(c)
Drag-Along Sale	3.6(a)(i)
Drag-Along Shareholders	3.6(b)
Dragging Shareholders	3.6(a)
Electing Offeree	3.4(c)
Excess Offered Shares	3.4(c)
Excess Securities	4.3(a)
First Refusal Allocation	3.4(c)
First Refusal Right	3.4(a)
Fully Participating Shareholder	4.3(a)
HKIAC	13.2
Investee	7.15(c)
Issuance Period	4.3(c)
Issuance Securities	4.1(a)
JD Director	5.2(a)(ii)
New Appointment	7.11
Non-Electing Offerees	3.4(c)
Notices	11.1
Offer Period	3.4(c)
Offer Price	3.4(b)
Offered Shares	3.4(b)
Offerees	3.4(b)
Permitted Transferee	3.3(d)
Preemptive Acceptance Notice	4.3(a)

Preemptive Acceptance Period	4.3(a)
Preemptive Offer	4.2(b)
Preemptive Offer Notice	4.2(a)
Principal Business	7.15(a)
Prior Shareholders Agreement	Recitals
Proposed Issuance	4.2(a)
Proposed Recipient	4.1(a)
Remaining Shares	3.4(f)
Replacement	7.11
Representatives	9.1
Sale Transaction	3.6(a)(ii)
Series A Investor	Preamble
Series A Investors	Preamble
Series B Investor	Preamble
Series B Investors	Preamble
Series C Investor	Preamble
Series C Investors	Preamble
Shareholders Meeting	5.1
Tag-Along Notice	3.5(a)(ii)
Tag-Along Offeree	3.5(a)(ii)
Tag-Along Right	3.5(a)(i)
Tencent Directors	5.2(a)(i)
Transfer	3.1
Transfer Notice	3.4(b)
Transferee	3.4(b)
Transferring Shareholder	3.4(b)

1.3	Interpretation.

(a)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements and “direct or indirect” has the correlative meaning.

(b)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

(e)	Law. References to “law” or “laws” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)	Persons. A reference to any “Person” shall, where the context permits, include such person’s executors, administrators, legal representatives and permitted successors and assignors.

(g)	References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(h)	Share Calculations. In calculations of share numbers, references to “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants, other Equity Securities convertible into or exercisable or exchangeable for Shares (whether or not by their terms then currently convertible) and Equity Securities which have been reserved for issuance pursuant to the ESOP(s), have been so converted, exercised, exchanged or issued and references to “non-diluted basis” mean the calculation is made taking into account Shares then in issue only. Any share calculation that makes reference to a specific date shall be appropriately adjusted to take into account any share split, share consolidation or similar event after such date.

(i)	Statutory References. A reference to a statute or statutory provision includes, to the extent applicable at any relevant time:

(i)	that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any subordinate legislation or regulation made under the relevant statute or statutory provision.

(j)	Time. Except as otherwise provided, (i) for purposes of calculating the length of time from a given day or the day of a given act or event, the relevant period shall be calculated exclusive of that day, and (ii) for all other purposes, any period of time commencing on or from a given day or the day of a given act or event shall include that day. If the day on or by which a payment must be made is not a Business Day, such payment must be made on or by the Business Day immediately following such day.

(k)	Writing. References to writing include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

SECTION 2

OBLIGATIONS OF THE SHAREHOLDERS

2.1	Shareholder Obligations. Each Shareholder shall comply with the provisions of this Agreement in relation to its investment in the Company and in transacting business with the Company and shall exercise its rights and powers in accordance with and so as to give effect to this Agreement.

SECTION 3

RESTRICTIONS ON TRANSFER OF SHARES

3.1	Limitation on Transfers. No Shareholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on, any Shares or any right, title or interest therein or thereto (each, a “Transfer”), unless such Transfer is made in compliance with this Section 3. Any attempt to Transfer any Shares in violation of the preceding sentence shall be null and void ab initio, and the Company shall not register any such Transfer.

3.2	Transfers in Compliance with Law. Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this Section 3 unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence substantially in the form attached hereto as Exhibit B, (b) the transferee is not a Restricted Person, (c) the Transfer complies in all respects with the other applicable provisions of this Agreement and (d) the Transfer complies in all respects with applicable securities laws.

3.3	Permitted Transfers. The following Transfers may be made without compliance with the provisions of Section 3.4 or 3.5:

(a)	any Transfer by a Shareholder to an Affiliate of such Shareholder, provided that the transferee is not a Competitor;

(b)	any Transfer by a Shareholder that is a natural person to a trust for the benefit of a Relative of such Shareholder, provided that such Shareholder is the sole trustee of such trust;

(c)	any sale or transfer of Equity Securities to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment relationship; or

(d)	any sale of Shares on the public market in connection with or following a Qualified IPO.

A Person described with respect to a Shareholder in clause (a) or (b) of this Section 3.3 is hereinafter referred to as a “Permitted Transferee” of such Shareholder. If a transferee of Shares pursuant to clause (a) or (b) of this Section 3.3 at any time ceases to be a Permitted Transferee of the transferring Shareholder, the transferee shall Transfer such Shares back to such transferring Shareholder.

3.4	Right of First Refusal of the Shareholders.

(a)	Transfers Subject to Right of First Refusal. If any Shareholder proposes to Transfer any Shares, the other Shareholders (other than Shareholders that acquired Shares through the ESOP(s)) shall have a right of first refusal (the “First Refusal Right”) with respect to such Transfer as provided in this Section 3.4. A Shareholder proposing to Transfer any Shares to a third party shall, prior to issuing the Transfer Notice (as defined below), confirm with the Company that the proposed transferee is not a Restricted Person, and if the Company confirms that the proposed transferee is a Restricted Person, the proposed Transfer to such third party may not proceed.

(b)	Transfer Notice. If a Shareholder (the “Transferring Shareholder”) either receives a bona fide offer to acquire Shares held by it and the Transferring Shareholder proposes to accept such offer or makes a bona fide offer to sell Shares held by it to a third party and the third party proposes to accept such offer, the Transferring Shareholder shall send a written notice (the “Transfer Notice”) to the Company and the other Shareholders (other than Shareholders that acquired Shares through the ESOP(s)) (the “Offerees”), which notice shall state (i) the name of the Transferring Shareholder, (ii) the name and address of the proposed transferee (the “Transferee”), (iii) the number and the type of Shares to be Transferred (the “Offered Shares”), (iv) the amount and form of the proposed consideration for the Transfer and (v) the other material terms and conditions of the proposed Transfer. In the event that the proposed consideration for the Transfer includes consideration other than cash, the Transfer Notice shall include a calculation of the fair market value of such consideration and an explanation of the basis for such calculation. The total value of the consideration for the proposed Transfer is referred to herein as the “Offer Price”.

(c)	Rights of the Offerees. For a period of 20 days after the date of delivery of a Transfer Notice (the “Offer Period”), the Offerees shall have the right, exercisable by each Offeree through the delivery of an Acceptance Notice as provided in Section 3.4(d), to purchase up to all of the Offered Shares at a purchase price equal to the Offer Price per Share and upon the other terms and conditions set forth in the Transfer Notice. Each Offeree shall have the right to purchase a number of Offered Shares equal to the total number of Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Offeree and the denominator of which is the number of Shares held by all of the Offerees (such number, an Offeree’s “First Refusal Allocation”) in each case (for both the numerator and the denominator) on a fully diluted basis as of the date of the Transfer Notice. In addition, in the event that one or more Offerees declines or is deemed pursuant to Section 3.4(d) to have waived its First Refusal Right (“Non-Electing Offerees”), each Offeree electing to exercise its First Refusal Right (an “Electing Offeree”) shall have the right as provided in Section 3.4(d) to purchase all or a portion of the Offered Shares constituting the aggregate of the First Refusal Allocations of the Non-Electing Offerees (“Excess Offered Shares”). An Offeree may assign to an Affiliate of such Offeree its right to acquire Offered Shares pursuant to this Section 3.4, provided that such Affiliate is not a Competitor.

(d)	Exercise of Rights. The First Refusal Right of each Offeree under Section 3.4(c) shall be exercisable by delivering a written notice of exercise (an “Acceptance Notice”) within the Offer Period to the Transferring Shareholder, with a copy to each other Offeree. Each Acceptance Notice shall include a statement of (i) the number of Shares held by such Offeree and (ii) the maximum number of Excess Offered Shares (up to the total number of Offered Shares less such Offeree’s First Refusal Allocation) that such Offeree is willing to purchase, if any. An Acceptance Notice shall be irrevocable and shall constitute a binding agreement by such Offeree to purchase the relevant number of Offered Shares determined in accordance with Sections 3.4(c) and 3.4(e). The failure of an Offeree to give an Acceptance Notice within the Offer Period shall be deemed to be a waiver of such Offeree’s First Refusal Right.

(e)	Allocation of Excess Offered Shares. Each Electing Offeree shall have the right to purchase the number of Excess Offered Shares specified in such Electing Offeree’s Acceptance Notice; provided that if the number of Excess Offered Shares is less than the aggregate number of Excess Offered Shares that the Electing Offerees have indicated a willingness to purchase in their Acceptance Notices, the Excess Offered Shares shall be allocated by the Transferring Shareholder and agreed by all Electing Offerees in a fair manner such that each Electing Offeree shall have a right to purchase (i) not less than the total number of Excess Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Electing Offeree and the denominator of which is the number of Shares held by all Electing Offerees, in each case (for both the numerator and the denominator) on a fully diluted basis as of the date of the Transfer Notice and (ii) not more than the maximum number of Excess Offered Shares specified in such Electing Offeree’s Acceptance Notice.

(f)	Sale to Third Party Purchaser. If the Offerees do not elect in the aggregate to purchase all of the Offered Shares, the Transferring Shareholder may Transfer, subject to Section 3.5, the remaining Offered Shares (the “Remaining Shares”) to the Transferee identified in the Transfer Notice on the terms and conditions set forth in the Transfer Notice; provided, however, that (i) such sale is bona fide, (ii) the price for the sale to the Transferee is a price not less than the Offer Price and the sale is otherwise on terms and conditions no less favorable to the Transferring Shareholder than those set forth in the Transfer Notice, (iii) the Transfer is made within four months after the giving of the Transfer Notice and (iv) the proposed transferee is not a Competitor. If such a Transfer does not occur within such four-month period for any reason, the restrictions provided for herein shall again become effective, and no Transfer of Shares may be made by the Transferring Shareholder thereafter without again making an offer to the Offerees in accordance with this Section 3.4.

(g)	Closing. The closing of any purchase of Offered Shares by the Offerees shall be held at the principal office of the Company at 11:00 a.m. local time on the 15th day after the giving of the Acceptance Notice or at such other time and place as the parties to the transaction may agree. The said fifteen (15) day period shall be extended for an additional period of up to forty-five (45) days if necessary to obtain any Regulatory Approvals required for such purchase and payment. At such closing, the Transferring Shareholder shall deliver certificates representing the Offered Shares, accompanied by duly executed instruments of transfer and the Transferring Shareholder’s portion of the requisite transfer taxes, if any. Such Offered Shares shall be free and clear of any Encumbrance (other than Encumbrances arising hereunder or attributable to actions by the Offeree acquiring such Offered Shares), and the Transferring Shareholder shall so represent and warrant and shall further represent and warrant that it is the beneficial and record owner of such Offered Shares. Each Offeree purchasing Offered Shares shall deliver at such closing (or on such later date or dates as may be provided in the Transfer Notice with respect to payment of consideration by the proposed Transferee, or as otherwise agreed between the Transferring Shareholder and such Offeree) payment in full of the Offer Price. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Offered Shares to the Offerees. Any stamp duty or transfer taxes or fees payable on the transfer of any Offered Shares shall be borne and paid equally by the Transferring Shareholder and the relevant Offeree.

3.5	Tag-Along Rights.

(a)	Tag-Along Rights on Transfer.

(i)	Tag-Along Right. If a Shareholder (other than a Shareholder, who, together with its Affiliates, holds less than 5% of the Shares on a fully-diluted basis) proposes to make a Transfer, provided that an Offeree does not exercise its First Refusal Right, such Offeree shall have the right (the “Tag-Along Right”) but not the obligation to require the proposed transferee in such Transfer to purchase from such Offeree, for the same consideration per Share and upon the same terms and conditions as to be paid and given to the Transferring Shareholder, up to a maximum number of Remaining Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Offeree and the denominator of which is the aggregate number of Shares held by the Transferring Shareholder and the Offerees exercising the Tag-Along Right, in each case (for both the numerator and the denominator) on a fully diluted basis as of the date of the Transfer Notice. If an Offeree elects to exercise its Tag-Along Right, the number of Shares to be Transferred by the Transferring Shareholder shall be reduced accordingly. For the avoidance of doubt, the Tag-Along Right under this Section 3.5 shall not be applicable to any Transfer proposed by a Shareholder, who together with its Affiliates, holds less than 5% of the Shares on a fully-diluted basis.

(ii)	Tag-Along Notice. If an Offeree elects to exercise its Tag-Along Right (the “Tag-Along Offeree”), such Offeree shall deliver a written notice (the “Tag-Along Notice”) of such election to the Transferring Shareholder within the Offer Period, specifying the number of Shares with respect to which it wishes to sell pursuant to the Tag-Along Right, subject to the maximum number of Shares calculated pursuant to Section 3.5(a). Such notice shall be irrevocable and shall constitute a binding agreement by such Shareholder to Transfer up to such number of Shares on the terms and conditions set forth in the Transfer Notice. The failure of the Tag-Along Offeree to give a Tag-Along Notice within the Offer Period shall be deemed to be a waiver of such Tag-Along Offeree’s Tag Along Right.

(iii)	Allocation of Remaining Shares. Within five (5) Business Days after the expiry of the Offer Period, the Transferring Shareholder shall send a notice to each Tag-Along Offeree specifying (1) the number of Remaining Shares, (2) the identity of each Tag-Along Offeree, (3) the number and type of Shares that each Tag-Along Offeree has requested to sell, and (4) the number and the type of Shares that each Tag-Along Offeree shall sell to the third party.

(b)	Consummation. The closing of the sale of Shares pursuant to the Tag-Along Right shall occur simultaneously with the Transfer of Shares by the Transferring Shareholder. Where any Offeree has properly elected to exercise its Tag-Along Right and the proposed Transferee fails to purchase Shares from such Offeree, the Transferring Shareholder shall not make the proposed Transfer, and if purported to be made, such Transfer shall be void.

3.6	Drag Along Rights.

(a)	If (i) the holders of more than 50% of the total issued and outstanding Ordinary Shares of the Company (excluding any Shares issued or issuable pursuant to the ESOP(s) or other incentive programs of the Company) and (ii) the holders of at least 70% of the total issued and outstanding Preference Shares (voting as a single class on an as-converted basis) ((i) and (ii), collectively, the “Dragging Shareholders”) have jointly approved a Trade Sale at a per share price of no less than US$6.50 (subject to any appropriate adjustments for any share dividends, share subdivision, combination or other similar recapitalization with respect to the Shares) (such approved Trade Sale, a “Drag-Along Event”), the Dragging Shareholders shall have the option, but not the obligation, to issue a written notice to the other Shareholders, and:

(i)	in the case of Drag-Along Event that is a sale of Shares to one or more purchasers (a “Drag-Along Sale”), each Shareholder shall sell all its Shares (or in the case of a sale of less than all of the Shares, its Pro Rata Share of the Shares to be sold) to the prospective purchaser or purchasers on the terms and conditions approved by the Dragging Shareholders, and for such purpose each of the other Shareholders shall, within 15 days after receipt of the notice specified above, deliver to the Company the endorsed share certificates and corresponding instruments of transfer, undated and executed in blank, representing all of the Shares held by such Shareholder, and the relevant letter of authority to the Company to dispose of the Shares as appropriate;

(ii)	in the case of a Drag-Along Event that is (1) a sale of all or substantially all of the Group Companies’ assets or an exclusive licensing of all or substantially all of the Group Companies’ intellectual property or (2) a merger or consolidation or other transaction effecting a sale of the Company or a Controlling interest in the Company, including without limitation by way of a scheme or arrangement or similar business combination (any of (1) and (2), a “Sale Transaction”), each other Shareholder shall (x) vote its Shares in favor of such Sale Transaction in the terms approved by the Board, in any vote of the Shareholders on such matter, (y) cause its designated Director(s) on the Board (as applicable) to vote in favor of the Sale Transaction and (z) otherwise take all actions necessary or appropriate to facilitate such Sale Transaction; and

(iii)	each Shareholder shall waive all rights of appraisal that it, he or she may have under applicable law with respect to the Drag-Along Event.

(b)	The Shareholders selling their Shares in a Drag-Along Sale other than the Dragging Shareholders (together, the “Drag-Along Shareholders”) shall agree to make or agree to the same customary representations, warranties, covenants, indemnities and agreements as the Dragging Shareholders so long as they are made severally and not jointly, and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each such Shareholder and in any event shall not exceed such Shareholder’s net proceeds from the Drag-Along Sale. Any representation relating specifically to a Dragging Shareholder or Drag-Along Shareholder shall be made only by such relevant Shareholder and any indemnity given with respect to such representation shall be given only by such relevant Shareholder. Each Dragging Shareholder and Drag-Along Shareholder shall be responsible for funding its pro rata share of (i) any escrow arrangements (if any) in connection with the Drag-Along Sale and, subject to the foregoing sentence, for its proportionate share of any withdrawals therefrom, and (ii) any fees, commissions, adjustments to purchase price, expenses and costs in connection with the Drag-Along Sale. No Shareholder or Affiliate of any Shareholder shall have any liability to any other Shareholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer pursuant to this Section 3.6, except to the extent such Shareholder shall have failed to comply with the provisions of this Section 3.6.

(c)	Solely for purposes of Section 3.6(a)(ii) and in order to secure the performance of each Drag-Along Shareholder’s obligations under Section 3.6(a)(ii), each Drag-Along Shareholder hereby irrevocably appoints each other Shareholder that qualifies as a Drag-Along Proxy Holder (as defined below) as the attorney-in-fact and proxy of such Drag-Along Shareholder (with full power of substitution) to vote or provide a written consent with respect to its Shares as described in this Section 3.6(c) if, and only in the event that, such Drag-Along Shareholder fails to vote or provide a written consent with respect to its Shares in accordance with the terms of Section 3.6(a)(ii) (each such Shareholder, a “Breaching Drag-Along Shareholder”) within three (3) days of a request for such vote or written consent. Upon such failure, the Dragging Shareholders shall have and are hereby irrevocably granted a proxy to vote or provide a written consent with respect to each such Breaching Drag-Along Shareholder’s Shares for the purposes of taking the actions required by Section 3.6(a)(ii) (the Dragging Shareholders in such capacity, the “Drag-Along Proxy Holder”). Each Shareholder intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each Drag-Along Shareholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 3.6(a)(ii) with respect to the Shares owned by such Shareholder.

(d)	For the avoidance of doubt, Sections 3.4 and 3.5 shall not apply in the event of a Drag-Along Event.

(e)	Notwithstanding the provisions provided in this Section 3, the prior written approval of Bitauto is required if the Trade Sale is to a Company Restricted Person, the prior written approval of Tencent is required if the Trade Sale is to a Tencent Restricted Person, the prior written approval of JD is required if the Trade Sale is to a JD Restricted Person and the prior written approval of Baidu is required if the Trade Sale is to a Baidu Restricted Person.

3.7	Avoidance of Restrictions. The Parties agree that the Transfer restrictions in this Agreement and in the Articles shall not be capable of being avoided by the holding of Shares indirectly through a company or other entity that can itself be sold in order to dispose of an interest in Shares free of such restrictions. Any Transfer or other disposal of any shares (or other interest) resulting in any change in the Control of a Shareholder or of any company (or other entity) having Control over that Shareholder shall be treated as being a Transfer of the Shares held by that Shareholder, and the provisions of this Agreement and the Articles that apply in respect of the Transfer of Shares shall thereupon apply in respect of the Shares so held.

3.8	Transfer of Convertible Securities. Any Transfer of Equity Securities exercisable or convertible into or exchangeable for Shares will be deemed for the purposes of this Section 3 to be a Transfer of Shares.

3.9	Notice of Transfer. After registering any Transfer of Shares or other Equity Securities on its books, the Company shall promptly send a notice to each Shareholder stating that such Transfer has taken place and setting forth the name of the transferor, the name of the transferee and the number and class of Equity Securities involved.

3.10	Termination of Transfer Restrictions. The provisions of this Section 3 shall terminate upon the earlier of (i) the consummation of a Qualified IPO or (ii) the closing of a Trade Sale and shall not apply to the Qualified IPO of the Company.

SECTION 4

PREEMPTIVE RIGHTS

4.1	Restrictions.

(a)	Except as provided under Section 4.1(c), the Company shall not issue any securities (including, without limitation, any Equity Securities or any debt or other securities of any kind) of any type or class (“Issuance Securities”) to any Person (the “Proposed Recipient”) unless the Company has offered each Preferred Shareholder in accordance with the provisions of this Section 4 the right to purchase such Preferred Shareholder’s pro rata share of such Issuance Securities for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient. Any Shareholder who is not a Preferred Shareholder shall have no rights under this Section 4.

(b)	For the purposes of this Section 4, a Preferred Shareholder’s pro rata share of Issuance Securities at any time shall be calculated as the product of (i) the number of Issuance Securities and (ii) a fraction, the numerator of which is the total amount of Preference Shares owned by such Preferred Shareholder at such time, and the denominator of which is the total amount of Preference Shares owned by all Preferred Shareholders at such time, in each case (for both the numerator and the denominator) on a fully diluted basis.

(c)	The restrictions set out in Section 4.1(a) shall not apply to (i) any issuance of Ordinary Shares upon the conversion of the Preference Shares, (ii) issuance of Shares pursuant to a Qualified IPO, (iii) issuance of Shares pursuant to the ESOP(s) approved in accordance with this Agreement and the Articles, (iv) issuance of Equity Securities as consideration in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, amalgamation or other business combination transaction, joint venture, sale or exchange of securities or other similar transaction involving the Company or a Group Company, approved in accordance with this Agreement and the Articles, (v) any Equity Securities issued in connection with any share split, share dividend, subdivision, combination, reclassification or other similar event in which all Preference Shares are entitled to participate on a pro rata basis, as approved in accordance with the Articles and (vi) any Series C Preference Shares issued pursuant to the Share Subscription Agreements or the Contribution Agreement.

4.2	Preemptive Offer Notice.

(a)	Not less than twenty (20) days before a proposed issuance of securities other than in connection with an issuance permitted under Section 4.1(c) (a “Proposed Issuance”), the Company shall deliver to each Preferred Shareholder a written notice (a “Preemptive Offer Notice”) which shall set forth (i) the number, type and terms of such Issuance Securities, (ii) the consideration to be received by the Company in connection with the Proposed Issuance and (iii) a summary of any other material terms and conditions of the Proposed Issuance, including the name of the Proposed Recipient and the proposed issuance date.

(b)	The Company shall, by delivering the Preemptive Offer Notice, offer each Preferred Shareholder the option to acquire all or any portion of its pro rata share of the Issuance Securities (the “Preemptive Offer”). Such Preemptive Offer Notice shall also be accompanied by any written offer, if any, from the Proposed Recipient to purchase such Issuance Securities. The Preemptive Offer shall remain open and irrevocable for the periods set forth below (and, to the extent the Preemptive Offer is accepted during such periods, until the consummation of the issuance contemplated by the Preemptive Offer).

4.3	Exercise of Preemptive Rights.

(a)	Each Preferred Shareholder shall have the right and option, for a period of fifteen (15) days after delivery of the Preemptive Offer Notice (the “Preemptive Acceptance Period”), to elect to purchase all or any portion of its pro rata share of the Issuance Securities (and any of its Affiliates’ pro rata share of the Issuance Securities not purchased by such Affiliates) at the purchase price and on the terms and conditions stated in the Preemptive Offer Notice. Each Preferred Shareholder may accept the Preemptive Offer by delivering a written notice (the “Preemptive Acceptance Notice”) to the Company within the Preemptive Acceptance Period specifying the maximum number of Issuance Securities such Preferred Shareholder will purchase. If any Preferred Shareholder does not exercise its preemptive rights under this Section 4.3 or elects to exercise such rights with respect to less than its pro rata share of the Issuance Securities, any Preferred Shareholder that has elected to exercise its rights with respect to its full pro rata share of the Issuance Securities (a “Fully Participating Shareholder”) shall be entitled to purchase from the Company an additional number of Issuance Securities equal to the product of (x) the aggregate number of Excess Securities (defined below) and (y) a fraction, the numerator of which is the total amount of Preference Shares owned by such Fully Participating Shareholder on the date of the Preemptive Offer, and the denominator of which is the total amount of Preference Shares owned by all Fully Participating Shareholders that elect to purchase Excess Securities, in each case (for both the numerator and the denominator) on a fully diluted basis.

For the purposes of this Section 4.3, “Excess Securities” means the aggregate number of Issuance Securities not taken up by the Preferred Shareholders pursuant to their pro rata share of the Proposed Issuance.

(b)	All sales of Issuance Securities to the Preferred Shareholders subject to any Preemptive Offer Notice shall be consummated contemporaneously at the offices of the Company on a mutually satisfactory Business Day within twenty (20) Business Days after the expiration of the Preemptive Acceptance Period. The delivery of certificates or other instruments, if any, evidencing such Issuance Securities shall be made by the Company, as applicable, on such date against payment of the purchase price for such Issuance Securities.

(c)	If any Issuance Securities set forth in the Preemptive Offer Notice remain unpurchased or unsubscribed after the Preferred Shareholders have either exercised or waived their rights under this Section 4.3, then the Company may issue all or any portion of such Issuance Securities so offered and not purchased or subscribed, at a price not less than the purchase price, and on terms and conditions not more favorable to the Proposed Recipient than the purchase price, terms and conditions stated in the Preemptive Offer Notice at any time within sixty (60) days after the expiration of the Preemptive Acceptance Period (the “Issuance Period”); provided, that in connection with and as a condition to such issuance (solely in the case of any issuance of Shares), each purchaser or recipient of such Shares who is not then a party to this Agreement shall execute and deliver to the Company a signed Deed of Adherence substantially in the form attached hereto as Exhibit B; provided, further, that if such issuance is subject to Regulatory Approval, the Issuance Period shall be extended until the expiration of the fifth (5th) Business Day following the receipt of all such Regulatory Approvals, but in no event later than one hundred and eighty (180) days following the expiration of the Preemptive Acceptance Period. In the event that all of the Issuance Securities is not so issued during the Issuance Period, the right of the Company to issue such unsold Issuance Securities shall expire and the obligations of this Section 4 shall be reinstated and such securities shall not be offered unless first reoffered to the Preferred Shareholders in accordance with this Section 4.

(d)	Any Preferred Shareholder that fails to deliver a Preemptive Acceptance Notice in accordance with Section 4.3(a) shall be deemed to have irrevocably waived any and all rights under this Section 4 with respect to a Preemptive Offer (but not with respect to any future Preemptive Offers). Any sale of securities by the Company without first giving the Preferred Shareholders the rights described in this Section 4 shall be void and of no force and effect.

4.4	Termination of Rights. The Preemptive Rights under this Section 4 shall terminate upon the consummation of a Qualified IPO and shall not apply to the Qualified IPO of the Company.

SECTION 5

CORPORATE GOVERNANCE

5.1	General. From and after the date hereof, each Shareholder shall vote its Shares at any regular or special meeting of Shareholders (a “Shareholders Meeting”), and shall take all other actions necessary, to give effect to the provisions of this Agreement and to ensure the inclusion in the Articles the rights and privileges of the Shareholders included in this Agreement. In addition, each Shareholder shall vote its Shares at any Shareholders Meeting, upon any matter submitted for action by the Shareholders or with respect to which such Shareholder may vote, in conformity with the specific terms and provisions of this Agreement.

5.2	Board of Directors.

(a)	Number and Composition. The number of Directors constituting the entire Board shall initially be eight (8). Each Shareholder shall vote its Shares at any Shareholders Meeting called for the purpose of filling the positions on the Board or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary to ensure the election to the Board of:

(i)	(1) so long as Tencent and its Affiliates hold in the aggregate at least 20% of the Shares on a fully diluted basis, two (2) nominees designated by Tencent, who initially shall be Juhong Chen and Leiwen Yao, and (2) so long as (x) Tencent and its Affiliate hold in the aggregate at least 10% of the Shares on a fully diluted basis, or (y) Tencent and its Affiliates hold in the aggregate less than 10% of the Shares on a fully diluted basis but neither Tencent nor its Affiliates Transferred any Shares held by Tencent on the date of this Agreement to any Person who is not an Affiliate of Tencent, one (1) nominee designated by Tencent (the “Tencent Directors”);

(ii)	so long as (1) JD and its Affiliates hold in the aggregate at least 10% of the Shares on a fully diluted basis or (2) JD and its Affiliates hold in the aggregate less than 10% of the Shares on a fully diluted basis but neither JD nor its Affiliates Transferred any Shares held by JD on the date of this Agreement to any Person who is not an Affiliate of JD, one (1) nominee designated by JD (the “JD Director”);

(iii)	so long as Baidu does not transfer any of its Shares to any third party (other than to its Affiliates), one (1) nominee designated by Baidu (the “Baidu Director”); and

(iv)	(1) so long as Bitauto and its Affiliates hold in the aggregate at least 35% of the Shares on a fully diluted basis, four (4) nominees designated by Bitauto, who initially shall be Mr. Bin Li, Mr. Andy Xuan Zhang and Mr. Sidney Xuande Huang (it being agreed that Mr. Bin Li shall have two (2) votes unless and until one (1) additional nominee is designated by Bitauto and all four (4) nominees designated by Bitauto are appointed), (2) so long as Bitauto and its Affiliates hold in the aggregate at least 30% of the Shares on a fully diluted basis, three (3) nominees designated by Bitauto, (3) so long as Bitauto and its Affiliates hold in the aggregate at least 20% of the Shares on a fully diluted basis, two (2) nominees designated by Bitauto, and (4) so long as Bitauto and its Affiliates hold in the aggregate at least 10% of the Shares on a fully diluted basis, one (1) nominee designated by Bitauto (the “Bitauto Directors”).

(b)	Removal and Replacement of Directors.

(i)	A Director shall be removed from the Board, with or without cause, upon, and only upon, written notice to the Company by the Shareholder who appointed him, unless such Director resigns voluntarily or the term of his service expires, in which case the Shareholder entitled to appoint such director shall be entitled to nominate a replacement to be appointed by the Board to fill the vacancy thus created.

(ii)	Directors may only be appointed to and removed from the Board by the relevant Shareholders in accordance with this Agreement and the Articles.

(c)	Chairman of the Board. The Chairman of the Board shall be selected from among the Directors by a majority vote of the Directors. The Chairman shall have one vote in his capacity as a Director and shall not have a casting vote. Notwithstanding any provision contained in this Agreement or the Articles, so long as (i) Bitauto and its Affiliates hold in the aggregate at least 35% of the Shares on a fully diluted basis and (ii) no Shareholder (other than Bitauto and its Affiliates) holds at least 30% of the Shares on a fully diluted basis, (x) each Shareholder shall cause the Directors designated by such Shareholder to select one Bitauto Director as the Chairman of the Board, who initially shall be Mr. Andy Xuan Zhang, and (y) the Chairman of the Board so selected shall have two (2) votes.

5.3	Board Meetings.

(a)	Frequency and Location. Meetings of the Board shall take place at least once every quarter. Meetings shall be held in a location approved by a majority of the Directors.

(b)	Notice. A meeting may be called by the Chairman of the Board or any three Directors giving notice in writing to the Company Secretary specifying the date, time and agenda for such meeting. The Company Secretary shall upon receipt of such notice give a copy of such notice to all Directors of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than seven (7) days’ notice shall be given to all Directors; provided, however, that such notice period may be reduced with the written consent of all of the Directors.

(c)	Quorum. All meetings of the Board shall require a quorum of at least three (3) incumbent Directors, including one Tencent Director, the JD Director and one Bitauto Director. If such a quorum is not present within one hour from the time appointed for the meeting, the meeting shall adjourn to such place and time as those Directors who did attend shall decide or, if no such decision is reached, at the same place and time seven (7) days later, at which meeting any three (3) Directors present shall constitute a valid quorum, provided that notice of such adjourned meeting shall have been delivered to all Directors at least five (5) days prior to the date of such adjourned meeting.

(d)	Voting. At any Board meeting, each Director may exercise one vote (other than as set out pursuant to Sections 5.2(a)(iv) and 5.2(c)). No Director shall have a casting vote in the event of a tie. Any Director may, by written notice to the company secretary of the Company, authorize another Person to attend and vote by proxy for such Director at any Board meeting. Subject to Section 5.4, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly constituted meeting of the Board. The Board shall not at any meeting adopt any resolution covering any matter that is not specified on the agenda for such meeting unless all Directors are present at such meeting and vote in favor of such resolution.

(e)	Participation. Directors may participate in Board meetings by telephone or video conference, and such participation shall constitute presence for purposes of the quorum provisions of Section 5.3(c).

(f)	Expenses. The reasonable costs of attendance of Directors at Board meetings shall be borne by the Company.

(g)	Action by Written Consent. Any action that may be taken by the Directors at a meeting may be taken by a written resolution signed by all of the Directors.

5.4	Board Reserved Matters. Subject to any additional requirements imposed by the Act, except as contemplated under this Agreement or the Share Subscription Agreements, the Contribution Agreement or the Business Cooperation Agreement, the Company shall ensure that no Group Company shall, without the affirmative consent or approval by the majority of the Directors (which majority shall include (i) for so long as Tencent has the right to appoint one or more Tencent Directors, one Tencent Director (ii) for so long as JD has the right to appoint one JD Director, one JD Director, and (iii) for so long as Bitauto has the right to appoint three (3) or more Bitauto Directors, two Bitauto Directors and, for so long as Bitauto has the right to appoint less than three (3) Bitauto Directors, one Bitauto Director), take, permit to occur, approve, authorize or agree or commit to do any of the following actions, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation or otherwise:

(a)	during any fiscal year starting from the second year of business operation of the Group, other than in the ordinary course of business, purchase or lease of any business and/or assets valued in excess of (i) 10% of the Group’s total assets at the end of the preceding fiscal year individually or (ii) 20% of the Group’s total assets at the end of the preceding fiscal year in the aggregate for the Group, provided that in circumstances where the threshold will materially adversely affect business operations, the threshold may be reviewed by the Board;

(b)	during any fiscal year starting from the second year of business operation of the Group, other than in the ordinary course of business, investment in any other Person in excess of (i) 10% of the Group’s total assets at the end of preceding fiscal year individually or (ii) 20% of the Group’s total assets at the end of preceding fiscal year in the aggregate for the Group, provided that in circumstances where the threshold will materially adversely affect business operations, the threshold may be reviewed by the Board;

(c)	appointment or removal of auditors, or the change of the term of the fiscal year;

(d)	any fundamental change to the business scope or nature of the business of the Group, or cessation of any business line which is critical to the Business;

(e)	adoption of or change to, a significant tax or accounting practice or policy (other than the changing of the Company’s accounting principles from one set of Accounting Principles to another; provided, however, that such change and the reason for such change shall still be submitted to the Board and subject to the approval by the simple majority votes of Directors voting on the matter) or any internal financial controls and authorization policies, or the making of any significant tax or accounting election; or

(f)	any Related Party Transaction, (i) which is either not on arm’s length terms or (ii) which is on arm’s length terms and (1) which is in excess of 5% of the Group’s net assets (taking any equity investment in the Company in the form of preferential securities into account) at the end of the preceding fiscal year on an individual basis, or (2) which, together with all other Related Party Transactions in the same fiscal year, results in a transaction value in excess of 20% of the annual budgeted revenue of the Company of such fiscal year.

5.5	Board Committees.

(a)	The Board may establish committees, such as compensation and nomination committee and audit committee, as it may determine; provided, subject to the Act, applicable laws and the Articles, any committee formed by the Board shall include at least (a) one (1) Tencent Director, (b) one (1) Bitauto Director (c) one (1) JD Director and (d) the CEO for so long as the CEO serves as a Director.

(b)	The Company shall cause risk management reports in relation to the Company to be provided to Board on a quarterly basis unless and until the Board in its own discretion determines to establish a risk management committee. Such risk management reports shall be prepared in accordance with the requirements under applicable Law and in a form satisfactory to the Board.

5.6	Rights and Obligations of the Shareholders and the Company in Relation to the Group Companies. The Company shall cause the board of directors of each other Group Company, to the extent permitted by applicable law, to be the same size as the Board and nominated in the same manner as set out in Section 5.2(a), provided that any Shareholder having the right to nominate the director of a Group Company pursuant to this Section 5.6 may, from time to time in its sole discretion, decline to designate such director. The right of nomination by each Shareholder shall also carry the right to remove or replace the director so nominated, and if a nominating Shareholder ceases to be a Shareholder, such Shareholder shall immediately cause the directors on the board of each Group Company appointed by such Shareholder to resign or be removed. The Shareholders shall cause their nominees on the boards of directors of the Group Companies to vote in the manner determined by the Board and shall cause any director who fails to vote in such manner to be removed. The Company shall cause the quorum and voting arrangements and other procedures with respect to the boards of directors of the Group Companies, as well as other corporate governance matters, to the extent permitted by applicable law, to be the same as those set forth in this Section 5.

5.7	Incentive Plan. Upon the date hereof, the Company shall reserve 53,399,240 Ordinary Shares of the Company for the ESOP(s).

5.8	Termination of Board Nomination Right. The right of the Shareholders to nominate or appoint a Person as Director to the Board provided in Section 5.2 shall terminate upon the consummation of a Qualified IPO only if such termination is required under the applicable laws, regulations, rules, decisions, orders, guidance, policies or anything equivalent to the foregoing (including those promulgated or issued by the relevant government or regulatory authorities or the stock exchange governing the listing of securities of the Company). The Company, Tencent, JD, Bitauto and Baidu shall negotiate in good faith the composition of the Board following the consummation of a Qualified IPO such that the Board composition will be in compliance with the applicable laws and securities exchange rules, including, without limitation, in the event of a Qualified IPO on the Stock Exchange of Hong Kong, the requirement that at least one-third of the members of the Board shall be independent directors with a minimum of three independent directors on the Board.

5.9	Share Votes. Each Preference Share shall carry such number of votes as is equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Preference Share into Ordinary Shares. The Preferred Shareholders and the Ordinary Shareholders shall vote together and not as a separate class unless otherwise required herein or in the Articles or by applicable laws.

5.10	Shareholders Reserved Matters. Subject to any additional requirements imposed by the Act, except as contemplated under this Agreement, the Share Subscription Agreements, the Contribution Agreement or the Business Cooperation Agreement, the Company and the Parties shall ensure that no Group Company shall, without the affirmative written consent or approval by each of Tencent, JD, and Bitauto (for so long as (1) such Shareholder and its Affiliates hold in the aggregate at least 10% of the Shares on a fully diluted basis or (2) such Shareholder and its Affiliates hold in the aggregate less than 10% of the Shares on a fully diluted basis but neither such Shareholder nor its Affiliates Transferred any Shares held by such Shareholder on the date of this Agreement to any Person who is not an Affiliate of such Shareholder), take, permit to occur, approve, authorize or agree or commit to do any of the following actions, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation or otherwise; provided that written consent from the individuals designated by any Shareholder to serve on the Board, with any such individual acting in his or her capacity as a representative of such Shareholder, and not in his or her capacity as a Director of the Company, shall be deemed to constitute consent of such Shareholder:

(a)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any Preference Shares;

(b)	any action that authorizes, creates, issues, increases or decreases the authorized number of (including through altering, reorganizing, reclassifying or otherwise recapitalizing any existing Equity Securities) any Equity Securities except for: (i) Ordinary Shares issuable upon conversion of Preference Shares or (ii) Ordinary Shares or other securities issued under the ESOP(s) with the approval of the Board;

(c)	any purchase, repurchase, redemption or retirement of any Equity Securities, other than repurchases pursuant to share restriction agreements approved by the Board upon termination of a Director, employee or consultant or any redemption of any Preference Shares in accordance with their terms, which terms shall have been approved by each of Tencent, JD, and Bitauto (for so long as (1) such Shareholder and its Affiliates hold in the aggregate at least 10% of the Shares on a fully diluted basis or (2) such Shareholder and its Affiliates hold in the aggregate less than 10% of the Shares on a fully diluted basis but neither such Shareholder nor its Affiliates Transferred any Shares held by such Shareholder on the date of this Agreement to any Person who is not an Affiliate of such Shareholder);

(d)	any amendment or modification to or waiver under any of the Articles or any other charter documents of any Group Company;

(e)	adoption, amendment or termination of the ESOP(s) or any other equity incentive, purchase or participation plan for the benefit of employees, officers, directors, contractors, advisors or consultants;

(f)	starting from the second year of business operation of the Group, other than in the ordinary course of business, any sale, transfer, or other disposal of, or the incurrence of any lien on, any substantial part of its assets valued in excess of 20% of the Group’s total assets at the end of the preceding fiscal year, provided that in circumstances where the threshold will materially adversely affect business operations, the threshold may be reviewed by the Board;

(g)	the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or other arrangement under law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(h)	any change in the equity ownership of the VIE Entity of the Company or any amendment or modification to, waiver under any of the Control Documents;

(i)	any merger, amalgamation, consolidation, division, scheme of arrangement or any other type of corporate restructuring;

(j)	any divestiture or sale of an interest in a Subsidiary, partnership or joint venture; or

(k)	any Trade Sale.

5.11	Termination of Right to Approve Reserved Matters. The rights to approve the reserved matters under Sections 5.4 and 5.10 shall terminate upon the consummation of a Qualified IPO.

SECTION 6

REGISTRATION RIGHTS

6.1	Registration Rights. In the event a class of Equity Securities of the Company are listed on NASDAQ or the New York Stock Exchange, the Preferred Shareholders shall be entitled to the registration rights set out in Exhibit A.

SECTION 7

COVENANTS

7.1	Mutual Cooperation. The Leading Investors shall, and shall cause their Affiliates to, use their commercially reasonable efforts to cooperate with each other to facilitate the further development of the Business.

7.2	Inspection Rights. For so long as a Shareholder and its Affiliates hold in the aggregate at least 10% of the Shares on a fully diluted basis, such Shareholder and its authorized representatives shall have access, at all reasonable times during normal business hours and with prior written notice, over the facilities and financial books and records of the Group Companies and the right to make extracts and copies of the financial books and records so inspected at its own expense and to discuss the business, operations and conditions of the Group Companies with the directors, officers, employees, accountants, legal counsels, investment bankers and other advisors of the relevant Group Companies, provided that the onsite inspection shall not unreasonably affect the normal operation of the Group Companies.

7.3	Information Rights.

(a)	For so long as a Shareholder and its Affiliates hold in the aggregate at least 10% of the Shares on a fully diluted basis, the Company shall provide to such Shareholder:

(i)	audited consolidated annual financial statements, audited by a Big-4 accounting firm or any other accounting firm appointed by the Board pursuant to Section 5.4, within ninety (90) days after the end of each Financial Year or, for so long as the Company is required by the rules of the relevant stock exchange to be included in the consolidated financial statements of the Key Holder, on the date the Key Holder publicly discloses its audited consolidated annual financial statements, whichever is later;

(ii)	unaudited consolidated quarterly financial statements, which shall include a breakdown of revenue, costs and expenses, within forty-five (45) days after the end of each fiscal quarter or, for so long as the Company is required by the rules of the relevant stock exchange to be included in the consolidated financial statements of the Key Holder, on the date the Key Holder publicly discloses its unaudited consolidated quarterly financial statements for the corresponding quarter, whichever is later;

(iii)	copies of all documents or other information sent to other Shareholders; and

(iv)	copies of other documents and information as such Shareholder may reasonably request.

(b)	All financial statements delivered by the Company pursuant to Sections 7.3(a)(i) and 7.3(a)(ii) shall be prepared in accordance with Accounting Principles.

(c)	At the request of any Shareholder who is entitled to the information rights as provided under this Section 7.3, the Company shall use its commercially reasonable efforts to provide monthly operating data within 15 days after the end of each month, such operating data to include key operating metrics and other data such Shareholder may reasonably request.

(d)	As soon as possible within fifteen (15) Business Days after each anniversary of the Financial Services Lead Year and the Used Automobile Lead Year (as such terms are defined in the Business Cooperation Agreement), the Key Holder shall provide to the Board a report setting out, in reasonable detail, the numbers of the Financial Services Leads or the Used Automobile Leads (as such terms are defined in the Business Cooperation Agreement), as applicable, provided to the Company pursuant to the Business Cooperation Agreement in the previous Financial Services Lead Year and Used Automobile Lead Year, as applicable. At the request of any Shareholder who is entitled to the information rights under this Section 7.3, the Company shall also provide a copy to such requesting Shareholder.

7.4	Termination of Information and Inspection Rights. The information and inspection Rights described in Sections 7.2 and 7.3 shall terminate upon the consummation of a Qualified IPO.

7.5	Books and Records. The Company shall, and shall cause the other Group Companies to, keep proper, complete and accurate books of account in its functional currency and, in the case of each Group Company, the currency of the jurisdiction in which such Group Company is organized, in each case in accordance with (a) Accounting Principles and (b) applicable laws. The Company shall have its accounts and those of each Group Company audited annually in accordance with such standards by a Big-4 accounting firm or any other accounting firm appointed by the Board pursuant to Section 5.4.

7.6	Budgets and Business Plans. The Company shall prepare proposed annual operating and capital budgets and business plans for the Company, which shall be submitted to all Directors no later than sixty (60) days after commencement of each Financial Year. The Board shall adopt budgets and business plans for the Company within seventy-five (75) days after the commencement of the relevant Financial Year.

7.7	Report on Related Party Transactions with Bitauto. At any time prior to the consummation of a Qualified IPO, the Company shall provide a written report on a quarterly basis to the Board of all Related Party Transactions between any Group Company and Bitauto (except any transactions existing or having been approved as of the date hereof) in excess of RMB100,000,000 in a single transaction or a series of related transactions.

7.8	Compliance Covenants.

(a)	The Company shall ensure that the Group Companies shall (i) conduct their respective business in compliance in all material respects with all applicable laws and (ii) obtain, make and maintain in effect, all consents, permits, approvals, authorizations, registrations and filings from the relevant Governmental Authority or other Persons required in respect of the due and proper establishment and operations of each Group Company as now conducted in accordance with applicable laws and regulations.

(b)	Each Shareholder and the Company agrees that neither the Company, nor any Company Representative shall, directly or indirectly, make or authorize any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provide any benefit, to any Government Official, Governmental Entity, or other Person that would result in a breach of any applicable Anticorruption Law, by the Company or such Company Representative.

7.9	Cooperation. Each Shareholder and the Company agrees to cooperate and provide all reasonable information and assistance requested upon an investigation or inquiry by a Governmental Entity directed to the Company.

7.10	Control Documents. The Company shall ensure that each party to the relevant Control Documents perform its/his/her respective obligations thereunder to the fullest extent, carry out the terms and the intent of the Control Documents (including any amendments hereto) and ensure each Control Document is valid and binding, in full force and effect and enforceable in accordance with its terms. Each of the Leading Investors shall ensure that the Nominee Shareholder nominated by it shall perform its/his/her respective obligations thereunder to the fullest extent and carry out the terms and the intent of the Control Documents (including any amendments hereto). Any termination, or modification or waiver of, or amendment to any Control Documents shall require the approval of the Shareholders in accordance with Section 5.10 and the Articles. If any of the Control Documents becomes illegal, void or unenforceable under any applicable laws after the date hereof, the Group Companies shall use their best efforts to devise a feasible alternative legal structure reasonably satisfactory to the holders of at least 70% of the then issued and outstanding Preference Shares (voting as a single class on an as-converted basis) which gives effect to the intentions of the parties in each Control Document and the economic arrangement thereunder as closely as possible and maintains the economic interests of the Shareholders and consolidates the financial results of the Group Companies into the Company’s financial statements.

7.11	Transfer of Equity Interest in the VIE Entity of the Company. If all of Tencent, JD, and Baidu appoint their respective Nominee Shareholders, the percentage of Equity Securities held by each of the Nominee Shareholders for Tencent, JD and Baidu in the VIE Entity of the Company shall be approximately equal to the percentage of Shares such Preferred Shareholder holds in the Company on a fully diluted basis and the Nominee Shareholder for Bitauto shall hold the remaining percentage of Equity Securities in the VIE of the Company. In the event that there is any material discrepancy between the foregoing percentages as a result of the change to the percentage of Shares the relevant Preferred Shareholder holds in the Company, the Shareholders who appointed the Nominee Shareholders may, and upon request by the Company, the Shareholders who appointed the Nominee Shareholders shall, discuss in good faith and adjust the percentage of Equity Securities held by the relevant Preferred Shareholder’s Nominee Shareholder in the VIE Entity of the Company, provided such adjustment will not result in any material adverse effect on any Party or Group Company and such adjustment shall not be made more than once in any given calendar year.

In the event that a Leading Investor wishes to appoint a Nominee Shareholder (the “New Appointment”) or replace its existing Nominee Shareholder with a new Nominee Shareholder (the “Replacement”) to hold Equity Securities in the VIE Entity of the Company , the Company shall procure the VIE Entity of the Company to, upon the request of the Leading Investor, as applicable, take all necessary actions to implement the New Appointment or the Replacement, including executing and delivering all resolutions, corporate documents, consents, waivers and other related instruments and documentation and taking all such further actions to the satisfaction of such Leading Investor, as applicable, necessary to approve the New Appointment or the Replacement and the transfer of Equity Securities in the VIE Entity of the Company held by such Leading Investor’s existing Nominee Shareholder to its new Nominee Shareholder, provided such Replacement will not result in any material adverse effect on any Party or Group Company and such Replacement shall not be made more than once in any given calendar year.

Notwithstanding anything to the contrary herein, to the extent any of the Leading Investors designates or changes one Nominee Shareholder to hold an equity interest in the VIE Entity of the Company, such Preferred Shareholder shall bear all costs and expenses, including, but not limited to, taxes, filing fees, registration fees and other transaction expenses, incurred in connection with appointing such Nominee Shareholder or adjusting such Nominee Shareholder’s equity interest in the VIE Entity of the Company in accordance with the provisions hereof.

7.12	Protection of Intellectual Property. The Group Companies shall take all reasonable steps to protect their respective material intellectual property, including without limitation (x) registering their material respective trademarks, brand names, domain names and copyrights, and (y) requiring each director and consultant (if applicable) of each Group Company to enter into an employment agreement or a consulting agreement which includes the provisions in respect of confidentiality, non-compete and work product ownership right assignment provisions in a form reasonably satisfactory to the Preferred Shareholders. At any time prior to consummation of a Qualified IPO, the Company shall ensure that the Group Companies shall not make any material changes to such employment agreement or the consulting agreement without the prior written consent of each of Tencent, JD, and Bitauto (for so long as (1) such Shareholder and its Affiliates hold in the aggregate at least 10% of the Shares on a fully diluted basis or (2) such Shareholder and its Affiliates hold in the aggregate less than 10% of the Shares on a fully diluted basis but neither such Shareholder nor its Affiliates Transferred any Shares held by such Shareholder on the date of this Agreement to any Person who is not an Affiliate of such Shareholder).

7.13	Control of Subsidiaries. The Company shall institute and keep in place such arrangements as are reasonably satisfactory to the Preferred Shareholders such that the Company (a) will at all times Control the operations of each other Group Company, and (b) will at all times be permitted to properly consolidate the financial results for each other Group Company (including without limitation the VIE Entities of the Company) in the consolidated financial statements for the Company prepared under Accounting Principles.

7.14	Undertaking on Bitauto Consolidation.

(a)	Each Party hereby acknowledges and undertakes that, notwithstanding any provision contained in this Agreement or the Articles, so long as (i) Bitauto and its Affiliates hold in the aggregate at least 35% of the Shares on a fully diluted basis and (ii) no Shareholder (other than Bitauto and its Affiliates) holds at least 30% of the Shares on a fully diluted basis, Bitauto shall be entitled to consolidate the financial results of the Group Companies into Bitauto’s financial statements, and each Party shall and shall procure that its Affiliates will, take all actions which are commercially reasonable to ensure that the financial results of the Group Companies will be consolidated into Bitauto’s financial statements.

(b)	Each Party agrees that, notwithstanding any provision contained in this Agreement or the Articles, in the event that (i) Bitauto and its Affiliates hold in the aggregate less than 35% of the Shares on a fully diluted basis or (ii) any Shareholder (other than Bitauto and its Affiliates) holds 30% or more of the Shares on a fully diluted basis, (x) for so long as Mr. Andy Xuan Zhang remains an incumbent officer or consultant of the Company, he shall serve as the CEO, and (y) to the extent that Mr. Andy Xuan Zhang is not a Bitauto Director, each Party shall take all actions which are commercially reasonable to ensure that Mr. Andy Xuan Zhang shall be appointed or nominated as a Director.

7.15	Non-competition.

(a)	For the purpose of this section, (i) “Principal Business” shall mean various financing, leasing and/or insurance related services and products and/or various used automobile related businesses, (ii) “Competing Business” shall mean any business which is in direct competition with the Principal Business and (iii) “Competitor” shall mean any Person or Affiliates of such Person whose primary business is in direct competition with the Principal Business.

(b)	Unless otherwise agreed by the Company, following the date hereof until (i) the Key Holder and its Subsidiaries hold less than 10% equity interest in the Company on an as converted and fully diluted basis, and (ii) the Key Holder is no longer entitled to nominate directors of the Company under this Agreement or the Articles, the Key Holder shall not, and shall cause its Subsidiaries to not, directly or indirectly (including through any Subsidiary), invest in, own, manage, operate, or Control any Competitor, other than through the Group Companies, provided, however, that the restrictions contained in this paragraph (b) shall not apply to a proposed joint venture in the PRC in the business of insurance technology between the Key Holder and a PRC insurance company or the Key Holder’s investment in any insurance company in the PRC with less than 50% shareholding or voting power.

(c)	Subject to paragraph (b) and unless otherwise agreed by the Company, in the event that an entity (the “Investee”) that the Key Holder or its Subsidiary has invested in, owns, manages, operates, or Controls proposes to participate, engage or invest in any Competing Business after the date hereof, for as long as the Key Holder or its Subsidiary has a board seat in such Investee, the Key Holder shall, or shall cause its Subsidiary, to procure its nominated director(s) to vote against the proposal, provided that such vote will not breach the director’s fiduciary duty to the Investee. Without prejudice to the foregoing, if such Investee participates, engages or invests in any Competing Business, and the Key Holder or its Subsidiary decides to sell its shares in the Investee, the Company shall have the first right of refusal to purchase all the shares held by the Key Holder or its Subsidiary in the Investee on the same terms as those that will be offered to or by other potential purchasers, and the Key Holder or its Subsidiary may not sell the shares held in the Investee to any person unless the Company has declined to purchase such sale shares at the price proposed to be paid by the third party purchaser.

(d)	If the Key Holder or its Subsidiary holds less than 10% of the equity interests in the Investee on an as converted and fully diluted basis and does not have a seat on the board of directors of the Investee, the Key Holder or its Subsidiary shall not be subject to the non-compete obligations provided in paragraphs (b) and (c).

(e)	The Key Holder acknowledges and agrees that the agreements and covenants contained in this Section 7.15 are reasonable in scope and duration and necessary to protect and preserve the Company’s legitimate business interests and to prevent any unfair advantage. The Key Holder further acknowledges and agrees that if it breaches any provision of this Section 7.15, any remedy at law may be inadequate and insufficient and may cause the Company irreparable harm and that the Company, in addition to seeking monetary damages in connection with such breach, shall be entitled to specific performance and injunctive and other equitable relief to prevent or restrain a breach of this Section 7.15 or to enforce the provisions hereof without the requirement of posting bond or other security. If a final judgment of a Governmental Authority determines that any term or provision contained in this Section 7.15 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.15 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.16	Prior Agreements. Each Party agrees that each of Section 5.1 (Noncompetition) and Section 5.18 (Related Party Transactions) of the Share Subscription Agreement, dated August 1, 2016, by and among the Company, the Key Holder and certain investors named therein and Section 4.12 (Noncompetition) of the Share Subscription Agreement, dated January 9, 2015, by and among the Company, the Key Holder and certain investors named therein, is hereby unconditionally and irrevocably terminated and is of no further force or effect.

7.17	Non-Competition of the Key Employees. The Company shall use its best commercial efforts to procure that each of the Key Employees shall comply with, and the Company shall enforce, and shall procure that the relevant Group Company shall enforce, the non-competition undertaking in the employment agreement and, if applicable, in any non-competition agreement entered into on or about the date hereof (or as such agreements are amended or restated from time to time) between such Key Employee and any of the Group Companies.

SECTION 8

REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties.

Each Party represents to other Parties that:

(a)	such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and, if such Party is not a natural person, such Party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;

(b)	the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Party;

(c)	assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(d)	the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not, (i) violate any provision of the constitutional, organizational or governance documents of such Party to the extent relevant, (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any government authority in such Party’s country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made, or that is permitted to be, and will be, obtained or made following the date hereof, or that is otherwise required hereunder, (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a material default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, (iv) violate any law applicable to such Party that would materially and adversely affect such Party’s ability to execute, deliver or perform its obligations hereunder.

SECTION 9

CONFIDENTIALITY

9.1	General Obligation. Each Party shall keep confidential (a) any information concerning the organization, business, technology, intellectual property, safety records, investment, finance, transactions or affairs of any Party or its Affiliates or any of their respective directors, officers, employees or agents (collectively, the “Representatives”) (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of this Agreement or any of the other documents entered into in connection with the Preferred Shareholders’ investment in the Company, including the documents referred to in this Agreement, or the identities of the Parties and their respective Affiliates; and (c) any other information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information (collectively, the “Confidential Information”). Confidential Information shall not include any information that is (w) previously known on a non-confidential basis by the receiving Party, (x) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (y) received from a party other than a Party so long as such other party was not, to the knowledge of the receiving Party, subject to a duty of confidentiality to any Party or (z) developed independently by the receiving Party without reference to confidential information of the disclosing Party. No Party shall disclose such Confidential Information to any third party. Notwithstanding anything to the contrary, this Section 9.1 shall not affect the Preferred Shareholders’ or their Affiliates’ normal accounting or tax reporting in respect of their investment in the Company as required by applicable Law, and Accounting Principles as applicable.

9.2	Exemptions. Notwithstanding any other provisions in this Section 9, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such Party may, in accordance with its understanding of the applicable Laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable Laws; provided that the Party who is required to make such disclosure shall, to the extent permitted by Law and so far as it is practicable, provide the Preferred Shareholders with prompt notice of such requirement and cooperate with the Preferred Shareholders at such Preferred Shareholders’ request and at the requesting Preferred Shareholders’ cost, to enable such other Parties to seek an appropriate protection order or remedy. In addition, each Party may disclose, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; provided that the Party who is required to make such disclosure shall, to the extent permitted by Law and so far as it is practicable, at the Preferred Shareholders’ request and at the requesting Preferred Shareholders’ cost, cooperate with the other Parties to enable such other Parties to seek an appropriate protection order or remedy.

9.3	Disclosure to Affiliates. Each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and Representatives on a need-to-know basis in the performance of this Agreement; provided that such Party shall ensure such Persons strictly abide by the confidentiality obligations hereunder.

9.4	Survival of Obligations. The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement. Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Party.

SECTION 10

TERM AND TERMINATION

10.1	Effective Date; Termination. This Agreement shall become effective upon the execution hereof by all of the Parties and shall continue in effect until the earlier to occur of (a) a Qualified IPO (except that Section 5.2 shall only terminate in accordance with Section 5.8 and Section 6 shall survive a Qualified IPO), (b) the date on which the Company goes into liquidation or dissolution or any property or assets of the Company are placed in the hands of a receiver, trust custodian or liquidator or a winding up order in respect of the Company is issued, (c) any date agreed upon in writing by the holders of at least 70% of the then issued and outstanding Preference Shares voting as a single class on an as-converted basis and the Company and (d) with respect to a Shareholder, upon such Shareholder ceasing to own any Equity Securities.

10.2	Consequences of Termination. If this Agreement is terminated pursuant to Section 10.1 (other than Section 10.1(d)), this Agreement shall become null and void and of no further force and effect, except that the Parties shall continue to be bound by the provisions of this Section 10 (Term And Termination), Section 9 (Confidentiality), Section 12 (Miscellaneous) and Section 13 (Governing Law And Dispute Resolution). If this Agreement is terminated pursuant to Section 10.1(d), this Agreement shall become of no further force and effect upon the such Shareholder, except that such Shareholder shall continue to be bound by the provisions of this Section 10 (Term And Termination), Section 9 (Confidentiality), Section 12 (Miscellaneous) and Section 13 (Governing Law And Dispute Resolution). Nothing in this Section 10.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

SECTION 11

NOTICES

11.1	Notice Addresses and Method of Delivery. All notices, requests, demands, consents and other communications (“Notices”) required to be given by any Party to any other Party shall be in writing and delivered by hand delivery express courier or facsimile to the applicable Party at the address or facsimile number as shown on SCHEDULE 6, or, as to each Party, at such other address or number as shall be designated by such Party in a notice to the other Party containing the new information in the same format as the information set out above and complying as to delivery with the terms of this Section 11.1. Notwithstanding the foregoing, any notice involving non-performance or termination shall be sent by hand delivery or by prepaid express courier.

11.2	Time of Delivery. Any Notice delivered:

(a)	by hand delivery shall be deemed to have been delivered on the date of actual delivery;

(b)	by prepaid express courier shall be deemed to have been delivered upon delivery by the courier; and

(c)	by facsimile shall be deemed to have been delivered on the day the transmission is sent (as long as the sender has a confirmation report specifying a facsimile, a facsimile number of the recipient, the number of pages sent and the date of the transmission).

11.3	Proof of Delivery. In proving delivery of any Notice it shall be sufficient:

(a)	in the case of delivery by hand delivery or courier, to prove that the Notice was properly addressed and delivered; and

(b)	in the case of delivery by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine to the facsimile number of the recipient, on the date specified.

SECTION 12

MISCELLANEOUS

12.1	Legend. Each certificate for any Shares now held or hereafter acquired by any Shareholder shall, for as long as this Agreement is effective, bear a legend as follows:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE APPLICABLE SHAREHOLDERS’ AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

12.2	Discrepancies. If there is any discrepancy between any provision of this Agreement and any provision of the Articles or the charter documents of any Group Company, the provisions of this Agreement shall prevail, and the Parties shall procure that the Articles or the charter documents of the relevant Group Company, as the case may be, are promptly amended, to the extent permitted by applicable law, in order to conform with this Agreement.

12.3	Assignment. This Agreement shall inure to the benefit of, and be binding upon, the successors and Persons to whom a Shareholder transfers Equity Securities in the Company in a Transfer permitted under this Agreement, provided that in each case such Person signs a Deed of Adherence substantially in the form attached hereto as Exhibit B.

12.4	No Agency. No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board. For the purposes of this Section 12.4, unless acting expressly solely in its capacity as a Shareholder, any Shareholder who is a director or officer or employee of any Group Company acting in the ordinary course of business of any Group Company shall be conclusively deemed to act for and on behalf of, and shall not be regarded as acting as an agent of, any Group Company. Any Shareholder that takes any action or binds the Company in violation of this Section 12.4 shall be solely responsible for, and shall indemnify the Company and each other Shareholder against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) that the Company, or such other Shareholders, as the case may be, may at any time become subject to or liable for by reason of such violation.

12.5	No Partnership. The Shareholders expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Shareholders do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, represents to another Person that any Shareholder is a partner or that the Company is a partnership, the Shareholder making such representation shall be liable to each of the other Shareholders that incur any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation.

12.6	Amendment. This Agreement may only be amended, modified or supplemented with a written instrument executed by the holders of more than 70% of the then issued and outstanding Ordinary Shares, the holders of more than 70% of the then issued and outstanding Preference Shares (voting as a single class on an as-converted basis) and the Company, and any such amendment shall be valid and binding on all Parties except that any amendment that adversely affects the rights of a Preferred Shareholder shall require the consent of the relevant Preferred Shareholder. Notwithstanding the foregoing, the Company may amend any of SCHEDULE 1, SCHEDULE 2 and SCHEDULE 3 to reflect any change in the Company’s shareholding to the extent such change is in compliance with the provisions of this Agreement.

12.7	Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

12.8	Entire Agreement. This Agreement together with all other agreements entered into in connection with the closing of the Share Subscription Agreements and the Contribution Agreement, represents the entire understanding and constitutes the whole agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter. Without limiting the generality of the foregoing, this Agreement supersedes, in its entirety, the Prior Shareholders Agreement, which shall be null and void and have no further force or effect whatsoever as of the date of this Agreement. The Parties hereby irrevocably waive any and all rights that they may have against any other Party under the Prior Shareholders Agreement.

12.9	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

12.10	Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, including counterparts transmitted by facsimile or by e-mails, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Except as otherwise specified, this Agreement shall become legally binding at the time of execution of the last such counterpart and shall have effect from the date first above written.

12.11	Consent to Specific Performance. The Parties declare that it may be impossible to measure in money the damages that would be suffered by a Party by reason of the failure by the other Parties to perform any of the obligations hereunder. Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, the Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Parties has an adequate remedy at law.

12.12	Consent. Any consent required under this Agreement shall be valid and effective only if given in writing.

12.13	No Third Party Right. The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623) or otherwise. Notwithstanding any benefits possibly conferred by this Agreement on any third party by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623), the Parties may amend, vary, waive, terminate or rescind this Agreement at any time and in any way without the consent of any Third Party.

SECTION 13

GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Governing Law. This Agreement shall be governed and interpreted in accordance with the internal laws of Hong Kong.

13.2	Arbitration. This Agreement shall be governed and interpreted in accordance with the internal laws of Hong Kong. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. A dispute may be submitted to arbitration upon the request of any Party with written notice to the other Parties (the “Arbitration Notice”). There shall be three arbitrators. The claimants to the dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator, within 30 days after the delivery of the Arbitration Notice to the other Parties. The third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement. The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

The COMPANY

YIXIN GROUP LIMITED

By:	/s/ Xuan Zhang
Name:
Title:

[Restated Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BITAUTO HONG KONG LIMITED

By:	/s/ Bin Li
Name:
Title:

BITAUTO HOLDINGS LIMITED

By:	/s/ Bin Li
Name:
Title:

[Restated Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DONGTING LAKE INVESTMENT LIMITED

By:	/s/ Ma Huateng
	Name:	Ma Huateng
	Title:	Director

MORESPARK LIMITED

By:	/s/ Ma Huateng
	Name:	Ma Huateng
	Title:	Director

[Restated Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TENCENT MOBILITY LIMITED

By:	/s/ Ma Huateng
	Name:	Ma Huateng
	Title:	Director

[Restated Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

JD FINANCIAL INVESTMENT LIMITED

By:	/s/ Richard Qiangdong Liu
	Name:	Richard Qiangdong Liu
	Title:	Authorized Signatory

[Restated Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Baidu (Hong Kong) Limited

By:	/s/ Jennifer Li
	Name:	Jennifer Li
	Title:	Director

[Restated Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HAMMER CAPITAL MANAGEMENT LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

HCM IV LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

[Restated Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BAI GMBH

By:	/s/ Authorized Signatory
	Name:	ppa. Thomas Werth	Bettina Wulf
	Title:	Authorized Signatory

[Restated Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

GENIUS CONCEPT LIMITED

By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

[Restated Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CHINA ORIENT ASSET MANAGEMENT (INTERNATIONAL) HOLDING LIMITED

By:	/s/ Ma Teng Ying
	Name:	Ma Teng Ying
	Title:	Director

[Restated Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PACIFIC TREASURE GLOBAL LIMITED

By:	/s/ Authorized Signatory
	Name:	Yu Chor Woon Carol
	Title:	CEO / Director

[Restated Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

IDG CHINA CAPITAL FUND III L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Authorized Signatory

IDG CHINA CAPITAL III INVESTOR L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Authorized Signatory

[Restated Shareholders Agreement Signature Page]

SCHEDULE 1

LIST OF SERIES A INVESTORS

1.	BITAUTO HONG KONG LIMITED

2.	DONGTING LAKE INVESTMENT LIMITED

3.	JD FINANCIAL INVESTMENT LIMITED

4.	HAMMER CAPITAL MANAGEMENT LIMITED

Schedule 1-1

SCHEDULE 2

LIST OF SERIES B INVESTORS

1.	BITAUTO HONG KONG LIMITED

2.	BAIDU (HONG KONG) LIMITED

3.	MORESPARK LIMITED

4.	JD FINANCIAL INVESTMENT LIMITED

5.	HCM IV LIMITED

6.	BAI GmbH

7.	GENIUS CONCEPT LIMITED

Schedule 2-1

SCHEDULE 3

LIST OF SERIES C INVESTORS

1.	BITAUTO HONG KONG LIMITED

2.	BITAUTO HOLDINGS LIMITED

3.	TENCENT MOBILITY LIMITED

4.	PACIFIC TREASURE GLOBAL LIMITED

5.	CHINA ORIENT ASSET MANAGEMENT (INTERNATIONAL) HOLDING LIMITED

6.	IDG CHINA CAPITAL FUND III L.P.

7.	IDG CHINA CAPITAL III INVESTORS L.P.

Schedule 3-1

EXHIBIT A

REGISTRATION RIGHTS

1.	Applicability of Rights. The Holders (as defined below) shall be entitled to the following rights only with respect to any potential public offering of the Company’s Shares in the United States. The rights provided hereunder shall terminate with respect to any Holder, at the earlier of (a) eight years after the Company’s IPO and (b) if all Registrable Securities held by such Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

2.	Definitions. In this Agreement, in addition to those defined in the context, the following expressions shall have the following meanings:

“ADSs” means American Depositary Shares representing the relevant number of the Company’s ordinary shares.

“Form F-3” mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any Person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

For purposes of this Section 2, “Holder”, the term “Holder” means any Person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

“Registrable Securities” means (1) any Ordinary Shares of the Company issued or to be issued pursuant to the conversion of any Preference Shares; (2) any Ordinary Shares of the Company issued or issuable upon the conversion or exercise of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preference Shares described in clause (1) of this definition; and (3) any other Ordinary Shares of the Company owned or hereafter acquired by holders of Preference Shares. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a Person in a transaction in which rights under this Agreement are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

Exhibit A-1

“Registrable Securities then outstanding” means the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or are issuable upon conversion of Preference Shares then issued and outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

“SEC” or “Commission” means the U.S. Securities and Exchange Commission.

3.	Demand Registration.

(a)	Request by Holders. If the Company shall at any time after the earlier of (i) the third (3rd) anniversary of the date of this Agreement and (ii) the expiry of six (6) months after a Qualified IPO receive a written request from the Holders of at least 15% of the Registrable Securities that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use all reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders (including other Shareholders who so) request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) Business Days after receipt of the Request Notice, subject only to the limitations of this Section 3; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must have a market value in excess of US$50,000,000 (or, in the case of an initial public offering, US$200,000,000); provided, further, that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3 or Section 5, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 4, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 4(a).

Exhibit A-2

(b)	Underwriting. If the Holders initiating the registration request under this Section 3 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3 and the Company shall include such information in the written notice referred to in subsection 3(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company (including a market stand-off agreement of up to one hundred eighty (180) days if required by such underwriter or underwriters). Notwithstanding any other provision of this Section 3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the initiating Holders); provided, however, that (i) the number of Registrable Securities included in any such registration shall not be reduced below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested and (ii) the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(c)	Maximum Number of Demand Registrations. The Company shall be obligated to effect only three (3) such registrations pursuant to this Section 3.

(d)	Deferral. Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 3:

(i)	during the period starting with the date sixty (60) Business Days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) Business Days following the effective date of, a Company-initiated registration subject to Section 4 below; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(ii)	if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Section 5 hereof;

(iii)	if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; or

Exhibit A-3

(iv)	In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)	Expenses. All expenses incurred in connection with any registration pursuant to this Section 3, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company including reasonable expenses of one legal counsel for the Holders (but excluding underwriters’ discounts and commissions and ADS issuance fees relating to shares sold by the Holders), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers and all ADS issuance fees, in connection with such offering by the Holders.

4.	Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3 or Section 5 of this Exhibit A or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within eighteen (18) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4(c) hereof.

Exhibit A-4

(b)	Underwriting. If a registration statement under which the Company gives notice under this Section 4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 4 shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including up to seventy percent (70%) of the Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer, consultant or director of the Company (or any Subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are Affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c)	Expenses. All expenses incurred in connection with a registration pursuant to this Section 4 (excluding underwriters’ and brokers’ discounts and commissions and ADS issuance fees relating to shares sold by the Holders), including, without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and reasonable expenses of one legal counsel for the Holders, shall be borne by the Company.

Exhibit A-5

(d)	Not Demand Registration. Registration pursuant to this Section 4 shall not be deemed to be a demand registration as described in Section 3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.

5.	Form F-3 Registration. In case the Company shall receive from any Holder or Holders of at least 15% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)	Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)	Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fourteen (14) Business Days after the Company provides the notice contemplated by Section 5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5:

(i)	if Form F-3 is not available for such offering by the Holders;

(ii)	if the Holders propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$2,000,000;

(iii)	if the Company shall furnish to the Holders a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 5;

(iv)	if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 4(a);

Exhibit A-6

(v)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service of process in such jurisdiction; or

(vi)	if such registration is to be effected more than eight (8) years after the Company’s IPO.

(c)	Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 5 (excluding underwriters’ or brokers’ discounts and commissions and ADS issuance fees relating to shares sold by the Holders), including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel and reasonable expenses of one legal counsel for the Holders.

(d)	Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 5.

(e)	Resale Shelf; Alternative Transactions. At any time when the Company is eligible to file a registration statement on Form F-3 for a secondary offering of equity securities pursuant to Rule 415 under the Securities Act (a “Resale Shelf”), any registration statement requested pursuant to this Agreement shall be made as a Resale Shelf. During the period of effectiveness of a Resale Shelf, any resale of shares of Registrable Securities pursuant to this Exhibit A shall be in the form of a “takedown” from such Resale Shelf rather than a separate registration statement. The Company shall use its commercially reasonable efforts to cooperate in a timely manner with any request of the Holders in respect of any block trade, hedging transaction or other transaction that is registered pursuant to a Resale Shelf that is not a firm commitment underwritten offering (each, an “Alternative Transaction”), including entering into customary agreements with respect to such Alternative Transactions (and providing customary representations, warranties, covenants and indemnities in such agreements) as well as providing other reasonable assistance in respect of such Alternative Transactions of the type applicable to a public offering, to the extent customary for such transactions.

6.	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

Exhibit A-7

(a)	Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective for the lesser of (x) one hundred twenty (120) days (or, in the case of a Resale Shelf, three years from the effective date of the registration statement) and (y) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold.

(b)	Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)	Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)	Blue Sky. Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)	Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)	Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

Exhibit A-8

(g)	Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

Notwithstanding any of the foregoing provisions, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3 or Section 5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case the participating Holders requesting for the withdrawal shall bear such expenses), unless, in the case of a registration requested under Section 3, all of the Holders of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 3.

7.	Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Exhibit A with respect to the Registrable Securities of the selling Holders that such selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities. In this connection, each selling Holder shall be required to represent and warrant to the Company that all such information which is given in writing expressly for inclusion in such registration is true and accurate in all material respects.

8.	No Registration Rights to Third Parties. Without the prior consent of the Holders of seventy-five percent (75%) of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Exhibit A, or otherwise) relating to any Securities of the Company, other than rights that are subordinate in right to the Holders.

9.	Assignment. The registration rights under this Exhibit A may be transferred or assigned to any transferee of Preference Shares.

Exhibit A-9

10.	Market Stand-Off Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) Business Days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. The foregoing provisions of this Section 10 shall apply only to the Company’s initial public offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than five percent (5%) Shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

11.	Indemnification and Contribution.

(a)	Indemnification by the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, directors, officers, legal counsel and each Person who controls such Holder (within the meaning the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses, or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (each, a “Liability” and collectively, “Liabilities”) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such Liability arising out of or based upon (a) any untrue, or allegedly untrue, statement of a material fact contained in any registration statement, prospectus or free-writing prospectus filed in connection with any registration hereunder or in any amendment or supplement thereto (each a “Disclosure Document”); and (b) the omission or alleged omission to state in any Disclosure Document any material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made; provided, however, that that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company (which consent shall not be unreasonably withheld), nor the Company shall be held liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission contained in such Disclosure Document in reliance upon and in conformity with information concerning such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

Exhibit A-10

(b)	Indemnification by Holders. To the extent permitted by law, in connection with any offering in which a Holder is participating pursuant to Section 3, Section 4 or Section 5 hereof, such Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors and officers, the other Holders and any of such other Holder’s partners, directors, officers, legal counsel, any underwriter retained by the Company and each Person who controls the Company, the other Holders or such underwriter (within the meaning of the Securities Act or the Exchange Act) to the same extent as the foregoing indemnity from the Company to the Holders (including indemnification of their respective partners, directors, officers, legal counsel and controlling Persons), but only to the extent that Liabilities arise out of or are based upon a statement or alleged statement or an omission or alleged omission that was made in reliance upon and in conformity with information with respect to such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use in such Disclosure Document; provided, however, that that the indemnity agreement contained in this subsection (b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holder (which consent shall not be unreasonably withheld), and that the total amount to be indemnified by such Holder pursuant to this Section 11(b) shall be limited to the net proceeds (after deducting any underwriters’ discounts and commissions) received by such Holders in the offering to which such Disclosure Document relates.

(c)	Conduct of Indemnification Proceedings. Any Person entitled to indemnification or contribution hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. Each Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable and documented out-of-pocket fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the reasonable and documented out-of-pocket fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties and all such reasonable and documented out-of-pocket fees and expenses shall be reimbursed as incurred. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

Exhibit A-11

(d)	Contribution. If the indemnification provided for in this Section 11 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or insufficient to hold harmless an Indemnified Party in respect of any Liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth herein, any reasonable and documented out-of-pocket legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided that the total amount to be contributed by any Holder shall be limited to the net proceeds (after deducting any underwriters’ discounts and commissions) received by such Holder in the offering. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 11(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Exhibit A-12

12.	Reports. The Company covenants that it shall (i) use commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and (ii) take such action as may be required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (B) any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the request of any Holder, deliver to such Holder a written statement as to whether it has complied with such requirements.

Exhibit A-13